Exhibit 10.6.2

Amendment 20071210.103.A.002

to Services Agreement

20071210.103.C

Between

Single Touch Interactive, Inc.

And

AT&T Services, Inc.

20071210.103.A.002

TABLE OF CONTENTS

2.0 Definitions	3
2.10 Information	3
2.13 Service(s)	4
2.17 Customer Information	4
2.18 Harmful Code	4
2.19 Special Terms and Conditions	4
2.20 Vulnerability	5
3.0 General Terms	5
3.11 Duration of Agreement	5
3.15 Government Contract Provisions	5
3.17 Information	6
3.18 Infringement	8
3.25 Notices	12
3.29 Publicity	13
3.31 Records and Audits	13
3.37 Warranty	15
3.38 Work Done By Others	16
3.39 Ethical Business Practice	17
3.40 Incidental Development	17
3.41 Labor Disputes	18
3.42 Offshore Work Prohibited	18
3.43 Taxes	18
4.0 Special Terms	20
4.2 Background Checks	20

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

WHEREAS, Supplier and AT&T entered into Agreement No. 20071210.103.C on April 11, 2008 (the “Agreement”); and

WHEREAS, Supplier and AT&T desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Parties hereto agree as follows:

1. Section 2.10, Information, shall be deleted and replaced

2. Section 2.13, Services, shall be deleted and replaced

3. Section 2.17, Customer Information, shall be added to agreement

4. Section 2.18, Harmful Code, shall be added to agreement

5. Section 2.19, Special Terms and Conditions, shall be added to agreement

6. Section 2.20, Vulnerability, shall be added to agreement

7. Section 3.11, Duration of Agreement, shall be deleted and replaced

8. Section 3.15, Government Contract Provisions, shall be deleted and replaced

9. Section 3.17, Information, shall be deleted and replaced

10. Section 3.18, Infringement, shall be deleted and replaced

11. Section 3.25, Notices, shall be deleted and replaced

12. Section 3.29, Publicity, shall be deleted and replaced

13. Section 3.31, Records and Audits, shall be deleted and replaced

14. Section 3.37, Warranty, shall be deleted and replaced

15. Section 3.38, Work Done by Others, shall be deleted and replaced

16. Section 3.39, Ethical Business Practice, shall be added to agreement

17. Section 3.40, Incidental Development, shall be added to agreement

18. Section 3.41, Labor Disputes, shall be added to agreement

19. Section 3.42, Offshore Work Prohibited, shall be added to agreement

20. Section 3.43, Taxes, shall be added to agreement

21. Section 4.2, Background Checks, shall be deleted and replaced

2.0 Definitions

1. Section 2.10, Information, shall be deleted and replaced as follows:

2.10 Information

“Information”, with respect to a Party, means all confidential, proprietary or trade secret information, including discoveries, ideas, concepts, know-how, techniques, processes, procedures, designs, specifications, strategic information, proposals, requests for proposals, proposed products, drawings, blueprints, tracings, diagrams, models, samples, flow charts, data, computer programs, marketing plans, Customer Information (including, Internet activities, history, and/or patterns of

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

use), employee personal information, health or financial information, authentication credentials, and other technical, financial or business information, whether disclosed in writing, orally, visually, in tangible or intangible form, including in electronic mail or by other electronic communication.

2. Section 2.13, Services, shall be deleted and replaced as follows:

2.13 Service(s)

“Services” means installation and removal services, maintenance, training, technical support, repair, training and on site support ancillary to the acquisition of Material as set forth in this Agreement or any Order. For greater certainty, Services excludes consulting and professional services whereby enhancements, modifications or any development activities would occur. Any such consulting and professional services shall be subject to further written agreements of the parties.

3. Section 2.17, Customer Information, shall be added to agreement as follows:

2.17 Customer Information

“Customer Information” includes, but is not limited to, customer name, address, phone number, any customer or employee personal information, credit card and credit related information, health or financial information, authentication credentials, information concerning a customer’s calling patterns, unlisted customer numbers, any other information associated with a customer or with persons in the household of a customer, and any information available to AT&T and/or its suppliers by virtue of AT&T’s relationship with its customers as a provider of telecommunications, Internet, information or other services, including, but not limited to, the quantity, technical configuration, location, type, destination, amount of use of telecommunications or other services subscribed to, and information contained on the telephone bills of AT&T’s customers pertaining to telephone exchange service, telephone toll service or other services received by a customer of AT&T.

4. Section 2.18, Harmful Code, shall be added to agreement as follows:

2.18 Harmful Code

“Harmful Code” means computer viruses, worms, trap doors, time bombs, undocumented passwords, disabling code (which renders Material unusable until a patch or new password is provided), or any similar mechanism or device. Notwithstanding the above, enabling keys which are provided by Supplier to ensure conformance to product licensing restrictions shall be permitted, however, these enabling keys may not interfere with the proper use of the Material at any time after initial installation.

5. Section 2.19, Special Terms and Conditions, shall be added to agreement as follows:

2.19 Special Terms and Conditions

“Special Terms and Conditions” means written terms and conditions that are (a) different from or additional to the terms and conditions set forth in this Agreement, (b) specially negotiated by the Parties in reference to an Order, (c) expressed in an Order or incorporated by reference to a document attached to an Order, such as a scope of work or statement of work, and (d) executed by both Parties.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

6. Section 2.20, Vulnerability, shall be added to agreement as follows:

2.20 Vulnerability

“Vulnerability” means a condition in the instructions of the Software, whether consistent with its Specifications or not, that renders the computer on which the Software is operating susceptible to unauthorized access and use.

3.0 General Terms

7. Section 3.11, Duration of Agreement, shall be deleted and replaced as follows:

3.11 Duration of Agreement

a.	This Agreement will continue in effect for a term expiring April 9, 2014, unless it is Cancelled or Terminated before that date. The Parties may extend the term of this Agreement beyond that date by mutual written agreement.

b.	Any Order in effect on the date when this Agreement expires or is Terminated or Cancelled will continue in effect until such Order either (i) expires by its own terms or (ii) is separately Terminated or Cancelled, prior to its own expiration, as provided in this Agreement. The terms and conditions of this Agreement shall continue to apply to such Order as if this Agreement were still in effect.

8. Section 3.15, Government Contract Provisions, shall be deleted and replaced as follows:

3.15 Government Contract Provisions

a.	To the extent that Supplier’s performance is subject to certain executive orders (including E.O. 11246 and E.O. 13201) and statutes (including Section 503 of the Rehabilitation Act of 1973, as amended; the Vietnam Era Veteran’s Readjustment Assistance Act of 1974; Section 8116 of the Defense Appropriations Act for Fiscal Year 2010 (Pub. L. 111-118); and the Jobs for Veterans Act) pertaining to government contractors, Supplier shall:

1.	comply with such executive orders and statutes, and their implementing regulations, as amended from time to time; and

2.	fulfill the obligations of a contractor under the clauses incorporated by this Section.

b.	This Section incorporates the following clauses:

1.	“Affirmative Action For Workers With Disabilities” (at 48 CFR §52.222-36);

2.	“Employment Reports On Special Disabled Veterans, Veterans Of The Vietnam Era, and Other Eligible Veterans” (at 48 CFR §52.222-37);

3.	“Equal Employment Opportunity” (at 48 CFR §52.222-26);

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

4.	“Equal Employment Opportunity Clause” (at 41 CFR §60-1.4(a));

5.	“Equal Opportunity For Special Disabled Veterans And Veterans of the Vietnam Era” (at 41 CFR §60-250.5);

6.	“Equal Opportunity for Disabled Veterans, Recently Separated Veterans, Other Protected Veterans, and Armed Forces Service Medal Veterans” (at 41 CFR Sec. 60-300.5);

7.	“Equal Opportunity For Workers With Disabilities” (at 41 CFR §60-741.5);

8.	“Notice Of Employee Rights Concerning Payment Of Union Dues Or Fees” (at 29 CFR § 470.2);

9.	“Notification Of Employee Rights Concerning Payment Of Union Dues Or Fees” (at 48 CFR §52.222-39);

10.	“Prohibition of Segregated Facilities” (at 48 CFR §52.222-21);

11.	“Small Business Subcontracting Plan” (at 48 CFR §52.219-9);

12.	“Utilization Of Small Business Concerns” (at 48 CFR §52.219-8);

13.	“Whistleblower Protections Under the American Recovery and Reinvestment Act of 2009”) (FAR 52.203-15;

14.	“American Recovery and Reinvestment Act - Reporting Requirements” (FAR 52.204-11);

15.	“GAO/IG Access” (FAR 52.212-5(d) (Alt. II), FAR 52.214-26(c) (Alt. I), FAR 52.215-2(d) (Alt. I));

16.	“Davis-Bacon Act” (FAR 52.222-6);

17.	“Buy American Act” (FAR 52.225-21, FAR 52.225-22, FAR 52.225-23, & FAR 52.225-24)

18.	“Whistleblower Protections” (Pub. L. No. 111-5, Section 1553);

19.	“Award term—Reporting and registration requirements under section 1512 of the Recovery Act” (2 CFR 176.50);

20.	“GAO/IG Access” (Pub. L. No. 111-5, Section 902, 1514 and 1515);

21.	“Award term—Wage Rate Requirements under Section 1606 of the Recovery Act” (2 CFR 176.190); and

22.	Buy American Requirements (2 CFR 176.140, 2 CFR 176.150, 2 CFR 176.160, & 2 CFR 176.170).

c.	If an Order includes a statement that performance is intended for a government contract and incorporates additional government contracting provisions, Supplier shall also fulfill the obligations of a contractor or offeror under those additional provisions.

9. Section 3.17, Information, shall be deleted and replaced as follows:

3.17 Information

a.

In connection with this Agreement, including Supplier’s performance of its obligations hereunder and AT&T’s receipt of Material and Services, either Party may find it beneficial to disclose to the other Party (which may include permitting or enabling the other Party’s access to) certain of its Information. For the purpose of this clause, AT&T’s disclosure of Information to Supplier includes any Information that Supplier receives, observes, collects, handles, stores, or accesses, in

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

any way, in connection with this Agreement. Likewise, Supplier’s disclosure of Information to AT&T includes any Information that AT&T receives, observes, collects, handles, stores, or accesses, in any way, in connection with this Agreement. Information of a disclosing Party shall be deemed to be confidential or proprietary only if it is clearly marked or otherwise identified by the disclosing Party as being confidential or proprietary, provided that if it is orally or visually disclosed (including Information conveyed to an answering machine, voice mail box or similar medium), the disclosing Party shall designate it as confidential or proprietary at the time of such disclosure. Not withstanding the foregoing, a disclosing Party shall not have any such obligation to so mark or identify, or to so designate, Information that the disclosing Party discloses to or is otherwise obtained by the other Party’s employees, contractors, or representatives (i) who are located on the disclosing Party’s premises; (ii) who access the disclosing Party’s systems; or (iii) who otherwise obtain AT&T and/or AT&T Customer Information in connection with this Agreement, any such Information so disclosed shall automatically be deemed to be confidential and proprietary. Additionally, the failure to mark or designate information as being confidential or proprietary will not waive the confidentiality where it is reasonably obvious, under the circumstances surrounding disclosure, that the Information is confidential or proprietary; any such Information so disclosed or obtained shall automatically be deemed to be confidential and proprietary. For greater certainty, Information provided by either Party to the other Party prior to the Effective Date of this Agreement in connection with the subject matter hereof, including any such Information provided under a separate non-disclosure agreement (howsoever denominated) is also subject to the terms of this Agreement. Neither Party shall disclose Information under this Agreement that includes, in any form, any of the following: customer or employee personal information, credit card and credit related information, financial information, and/or authentication credentials.

b.	With respect to the Information of the disclosing Party, the receiving Party shall:

1. hold all such Information in confidence with the same degree of care with which it protects its own confidential or proprietary Information, but with no less than reasonably prudent care;

2. restrict disclosure of such Information solely to its employees, contractors, and agents with a need to know such Information, advise such persons of their confidentiality obligations hereunder with respect thereto, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement;

3. use such Information only as needed to perform its obligations (and, if AT&T is the receiving Party, to receive the benefits of the Material and Services provided) under this Agreement;

4. except as necessary under clause (3), not copy, distribute, or otherwise use any such Information or allow anyone else to copy, distribute, or otherwise use such Information; and ensure that any and all copies bear the same notices or legends, if any, as the originals; and

5. upon the disclosing Party’s request, promptly return, or destroy all or any requested portion of the Information, including tangible and electronic copies, notes, summaries, extracts, mail or other communications, and provide written certification within fifteen (15) business days to the disclosing Party that such Information has been returned or destroyed, provided that with respect to archival or back-up copies of Information that reside on the receiving Party’s systems, the receiving Party shall be deemed to have complied with its obligations under this clause (5) if it makes reasonable efforts to expunge from such systems, or to permanently render irretrievable, such copies.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

c.	Neither Party shall have any obligation to the other Party with respect to Information which:

1. at the time of disclosure was already known to the receiving Party free of any obligation to keep it confidential (as evidenced by the receiving Party’s written records prepared prior to such disclosure);

2. is or becomes publicly known through no wrongful act of the receiving Party (such obligations ceasing at the time such Information becomes publicly known);

3. is lawfully received from a third party, free of any obligation to keep it confidential;

4. is independently developed by the receiving Party or a third party, as evidenced by the receiving Party’s written records, and wherein such development occurred without any direct or indirect use of or access to the Information received from the disclosing Party, or

5. the disclosing Party consents in writing to be free of restriction.

d.	If a receiving Party is required to provide Information of a disclosing Party to any court or government agency pursuant to a written court order, subpoena, regulatory demand, or process of law, the receiving Party must, unless prohibited by applicable law, first provide the disclosing Party with prompt written notice of such requirement and reasonable cooperation to the disclosing Party should it seek reasonable protective arrangements for the production of such Information. The receiving Party will (i) take reasonable steps to limit any such provision of Information to the specific Information required by such court or agency, and (ii) continue to otherwise protect all Information disclosed in response to such order, subpoena, regulation, or process of law.

e.	A receiving Party’s obligations with respect to any particular Information of a disclosing Party shall remain in effect, including after the expiration, Termination or Cancellation of this Agreement, until such time as it qualifies under one of the exceptions set forth in clause (3) above.

10. Section 3.18, Infringement, shall be deleted and replaced as follows:

3.18 Infringement

a.	Definitions. For purposes of this section:

i.	“Indemnified Parties” shall mean AT&T and its Affiliates, as well as their agents, distributors and customers, individually or collectively, as the case may be.

ii.

“Loss” shall mean any liability, loss, claim, demand, suit, cause of action, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages and increased damages for willful infringement), diminution in value, liens, fines, fees, penalties, and Litigation Expense. “Litigation Expense” means any court filing fee, court cost, arbitration fee, and each other fee and cost of investigating or

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement, including Attorney’s Fees, other professionals’ fees, and disbursements. “Attorney’s Fees” include a charge for the expenses and time of in-house counsel at the market rate for attorneys in private practice who have similar experience.

iii.	For avoidance of doubt, the term “Materials and Services” shall include any portion or functionality of any Material(s) or Service(s).

b.	Obligations.

i.	Supplier shall indemnify, hold harmless, and defend the Indemnified Parties against any Loss resulting from, arising out of or relating to any allegation, threat, demand, claim or lawsuit (“Claim”) of:

1.	infringement of any patent, copyright, trade mark, service mark, trade secret, or other intellectual property right (including, for avoidance of doubt, direct, contributory and active inducement infringement) in connection with the Materials or Services, including, for example, any Claim of infringement based on:

a.	making, repair, receipt, use, importing, sale or disposal (and offers to do any of the foregoing) of Materials and Services, or

b.	use of Materials and Services in combination with products, systems, services, processes or methods not furnished by Supplier, including, for example, use in the form of the making or using of an apparatus or system, or the making or practicing of a process or method (a “Combination Claim”).

2.	misappropriation of any trade secret, proprietary or non-public information in connection with the Materials and Services;

(any such Loss referenced in sections 1 or 2 of this paragraph b.i, a “Covered Loss” regardless of whether such Claim is meritorious).

ii.	In the event (and only in the event) that Supplier’s obligations under paragraph b.i result from, arise out of, or relate to a Combination Claim, the following provisions shall apply:

1.	Supplier shall be liable to pay only its Proportionate Share of the Covered Loss associated with such Combination Claim. The “Proportionate Share” payable by Supplier shall be a portion of the Covered Loss determined on a fair and equitable basis to be attributable to Supplier based on the materiality of the applicable Materials and Services to the Combination Claim.

2.	Supplier shall be liable to the Indemnified Parties (or to a third party claimant directly, if applicable) for its duly determined Proportionate Share of the Covered Loss with respect to a particular Combination Claim, regardless of whether any other interested party compensates the Indemnified Parties as part of an indemnification obligation, if any, relating to the Combination Claim.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

3.	Supplier shall make payments in satisfaction of its Proportionate Share obligation (“Proportionate Share Payments”) whenever those Proportionate Share Payments become due (for example, Supplier shall make Proportionate Share Payments for indemnified defense costs when payment is due to be paid to outside counsel; and Supplier will make Proportionate Share Payments for court awards (such as damages) when payment is required by the court; and Supplier will make Proportionate Share Payments for settlement when payment is due to be paid according to the terms of a settlement agreement). Supplier shall be liable to the Indemnified Parties for any monies owed (such as a Proportionate Share) by any of Supplier’s affiliates should such affiliates fail to pay in accordance with its indemnification obligation to the Indemnified Parties.

4.	The Indemnified Parties shall select a single lead counsel to defend such Combination Claim and Supplier agrees to share authority and control over the defense of any such Combination Claim with the Indemnified Parties and other interested parties.

iii.	In the event (and only in the event) that Supplier’s obligations under paragraph b.i result from, arise out of, or relate to other than a Combination Claim, and the Claim against the Indemnified Parties concerns products or services (including the Materials or Services) provided by more than one Supplier, the following provisions shall apply:

1.	Supplier agrees that it will cooperate reasonably with the Indemnified Parties and other Suppliers who have provided products or services to the Indemnified Parties, each of which products or services is also subject to the Claim (“Other Suppliers”) in order to defend the Indemnified Parties in a coordinated effort.

2.	AT&T shall select a single lead counsel to defend such Claim and Supplier agrees to share authority and control over the defense of any such Claim with the Indemnified Parties and Other Suppliers.

3.	Supplier shall be liable to pay only its Associated Share of the Loss which is equal to the Loss multiplied by a fraction equal to the net amount paid by the Indemnified Parties to Supplier for the applicable Material and Services divided by the total aggregate net amount paid by the Indemnified Parties to all Suppliers for products or services that are involved in the Claim.

4.	Supplier shall make payments in satisfaction of its Associated Share obligation (“Associated Share Payments”) whenever those Associated Share Payments become due (for example, Supplier shall make Associated Share Payments for indemnified defense costs when payment is due to be paid to outside counsel; and Supplier will make Associated Share Payments for court awards (such as damages) when payment is required by the court; and Supplier will make Associated Share Payments for settlement when payment is due to be paid according to the terms of a settlement agreement). Supplier shall be liable to the Indemnified Parties for any monies owed (such as an Associated Share) by any of Supplier’s affiliates should such affiliates fail to pay in accordance with its indemnification obligation to the Indemnified Parties.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

c.	Continued Use of Materials and Services Subject to Non-Combination Claims.

i.	If, as a result of a third party claim other than an Combination Claim, (i) Indemnified Parties’ rights under this Agreement are restricted or diminished; or (ii) an injunction is sought or is likely (in Supplier’s judgment) to be issued against the Indemnified Parties’ use of Materials and Services, or (iii) Material or Services are likely (in Supplier’s judgment) to become the subject of a claim of infringement, then, in addition to its other obligations set forth in this Section, Supplier, in any case at its sole expense and at no loss, cost or damage to the Indemnified Parties or their customers, shall obtain for the Indemnified Parties the right to continue using or conducting other activities with respect to (as the case may be) the Materials or Services; provided that if Supplier is unable to obtain such right, Supplier shall, after consulting with and obtaining the written approval of the Indemnified Parties, provide modified or replacement non-infringing Materials or Services that are equally suitable and functionally equivalent while retaining the quality of the original Materials or Services.

ii.	Notwithstanding any other provision of this Agreement to the contrary, should an injunction be issued against any person (whether or not stayed or currently in effect), based on a claim other than a Combination Claim, affecting Indemnified Parties’ ability to use or conduct other activities with respect to the Materials and Services, then the Indemnified Parties may seek the right to continue to use, or conduct other activities with respect to, the Materials and Services, and Supplier shall reimburse the Indemnified Parties for the costs (including reasonable attorney’s fees) associated with obtaining such right; provided however that Supplier shall be responsible for costs associated with use or activities with respect to the Materials and Services only and not any other products or services used by the Indemnified Parties.

d.	Elimination of Charges. AT&T has no obligation to pay Supplier any charges under this Agreement for the purchase, use, or maintenance of Materials or Services after such time as the Indemnified Parties cease to use them, by reason of actual or claimed infringement.

e.	Procedures Relating to Indemnification. The Parties shall follow the procedures respecting indemnification provided in the Section entitled “Indemnity”. In the event of any conflict between this Section 3.18 and the Section entitled “Indemnity”, the provisions of this Section 3.18 shall prevail.

f.	Forbidden Settlements. In no event shall Supplier settle any Combination Claim or other Claim in whole or in part in a manner that would amount to Supplier paying less than its determined Proportionate Share or Associated Share, or that would otherwise negatively impact AT&T in a material way (relative to a similar settlement by any other participating parties).

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

11. Section 3.25 Notices, Publicity, shall be deleted and replaced as follows:

3.25 Notices

a.	Each Party giving or making any notice, consent, request, demand, or other communication (each, a “Notice”) pursuant to this Agreement must give the Notice in writing and use one of the following methods, each of which for purposes of this Agreement is a writing: in person; first class mail with postage prepaid; Express Mail, Registered Mail, or Certified Mail (in each case, return receipt requested and postage prepaid); internationally recognized overnight courier (with all fees prepaid); facsimile; or email. If Notice is given by e-mail, it must be confirmed by a copy sent by any one of the other methods. Each Party giving Notice shall address the Notice to the appropriate person (the “Addressee”) at the receiving Party at the address listed below:

Single Touch Interactive, Inc.

Single Touch Interactive, Inc.

2235 Encinitas Blvd. Suite 210

Encinitas, California 92024

Attn: James Darcey

Email Address: james@singletouch.net

Business Number: 760-438-0100

Fax Number: 760-438-1171

AT&T Services, Inc.

AT&T

1010 Pine Street, Room 1-E-108

St. Louis, Missouri 63101

Attn: Anthony Cohen

Email Address: anthony.m.cohen@att.com

Business Number: 314-923-0263

Fax Number: 314-234-6801

b.	A Notice is effective only if the Party giving notice has complied with the foregoing requirements of this Section and the Addressee has received the notice. A Notice is deemed to have been received as follows:

1.	If a Notice is delivered by first class mail, five (5) days after deposit in the mail;

2.	If a Notice is furnished in person, or sent by Express Mail, Registered Mail, or Certified Mail, or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt;

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

3.	If a Notice is sent by facsimile, upon receipt, by the Party giving or making the Notice, of an acknowledgment or transmission report generated by the machine from which the facsimile was sent, indicating that the facsimile was sent in its entirety to the Addressee’s facsimile number; and

4.	If a Notice is sent by e-mail, upon successful transmission to the receiving machine, if such Notice is sent in time to allow it to be accessible by the Addressee before the time allowed for giving such notice expires, and a confirmation copy is sent by one of the other methods.

c.	The addresses and facsimile and telephone numbers to which notices or communications may be given to the Addressees of either Party may be changed by written notice given by such Party to the other pursuant to this Section.

12. Section 3.29, Publicity, shall be deleted and replaced as follows:

3.29 Publicity

Supplier shall not use AT&T’s or its Affiliates’ names, trademarks, service marks, designs, logos or symbols (“AT&T Marks”). In addition, Supplier shall not use any language or pictures which could in AT&T’s judgment imply AT&T’s or its Affiliates’ identities, or endorsement by AT&T, its Affiliates or any of its or their employees, in any (i) written, electronic, or oral advertising or presentation, or sales meeting, or (ii) brochure, newsletter, book, electronic database, testimonial quotation, thank you letter, reference letter or other communication of whatever nature.

13. Section 3.31, Records and Audits, shall be deleted and replaced as follows:

3.31 Records and Audits

a.	Supplier shall maintain complete and accurate records, in order for AT&T to verify via AT&T Audits:

1.	the accuracy and integrity of its invoices and AT&T’s payment obligations hereunder;

2.	that the Work charged for was actually performed;

3.	that the Services have been and are being provided in accordance with this Agreement;

4.	the integrity of the systems that process, store, support, maintain, and transmit AT&T data;

5.	the performance of its Subcontractors and agents with respect to any portion of the Services; and

6.	that Supplier and its Subcontractors and agents are meeting applicable regulatory and legal requirements. For purposes of this Section, “Subcontractors” shall include Subcontractors regardless of their tier.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

b.	Supplier shall provide and shall require that its Subcontractors and agents provide to AT&T, its auditors (including internal audit staff and external auditors), and governmental authorities, access at all reasonable times to:

1.	any facility at which the Services or any portion thereof are being performed;

2.	systems and assets used to provide the Services or any portion thereof;

3.	Supplier employees and Subcontractor and agent employees providing the Services or any portion thereof;

4.	all Supplier and Subcontractor records pertaining to the Services; and

5.	such financial records relating to the invoices and payment obligations and supporting documentation pertaining to the Services as may be reasonably requested by AT&T and its auditors to enable them to audit the performance of the Services and other matters relevant to this Agreement (collectively, “AT&T Audits”). Any external auditors utilized by AT&T for AT&T Audits shall be nationally recognized auditing firms under confidentiality obligations consistent with those stated in this Agreement.

The scope of AT&T Audits shall also include:

1.	practices and procedures used in performing the Services;

2.	systems, communications and information technology used in performing the Services;

3.	general controls and security practices and procedures;

4.	supporting information and calculations regarding invoices and compliance with service requirements;

5.	quality initiatives and quality assurance; and

6.	compliance with the terms of this Agreement.

c.	Permit AT&T and its authorized representatives (with confidentiality agreements in place with AT&T) to inspect and audit Supplier’s records related to the Material and Services, with ten (10) days notice. Should AT&T request an audit, Supplier shall make available upon reasonable advance notice any pertinent records and files to AT&T and its authorized representative during normal business hours at no additional charge within no more than five (5) business days.

d.	AT&T Audits may be conducted once a year (or more frequently if requested by governmental authorities who regulate AT&T’s business, if required by applicable law or if auditors require follow-up access to complete audit inquiries or if an audit uncovers any problems or deficiencies), upon at least two (2) business days advance notice (unless otherwise mandated by law). Supplier will cooperate, and will ensure that its Subcontractors and agents cooperate, in the AT&T Audits, will make the information reasonably required to conduct the AT&T Audits available on a timely basis.

e.

If, as a result of an AT&T Audit, AT&T determines that Supplier overcharged AT&T, then AT&T will notify Supplier of the amount of such overcharge and Supplier will promptly pay to AT&T the amount of any undisputed overcharge along with interest from the date of the overcharge. If Supplier disputes the findings of the AT&T Audit, Supplier shall provide AT&T

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

with written notice of such dispute within five (5) business days of receipt of the AT&T Audit. The Parties agree to negotiate in good faith to resolve any such dispute. If any such AT&T Audit reveals an undisputed overcharge to AT&T during any 12-month period exceeding five percent (5%) of all charges in the aggregate paid by AT&T hereunder during such period, then Supplier will reimburse AT&T for the cost of such AT&T Audit. If, as a result of an AT&T Audit and following the dispute resolution process set forth above, AT&T determines that Supplier has not performed or has unsatisfactorily performed any obligation under this Agreement, then Supplier will promptly remedy the non-performance or unsatisfactory performance.

f.	Supplier will maintain and retain the records set forth in Subsection (a) during the term of the Agreement and for three (3) years thereafter (unless a discovery or legal hold request is made with respect to such records, in which case Supplier shall retain such records until AT&T notifies Supplier that such discovery or legal hold request has expired). Supplier will provide AT&T, at AT&T’s request, with copies of documents and information (in the format in which they are maintained by Supplier) reasonably necessary to verify Supplier’s compliance with this Agreement. Upon notification by AT&T of a discovery or legal hold request, Supplier shall fully cooperate with such request and immediately preserve any Supplier records covered by such request and promptly provide such Supplier records requested by AT&T related to the inquiry.

g.	Except as provided in Subsection (d), all reasonable out-of-pocket costs and expenses incurred by AT&T in connection with an AT&T Audit shall be paid by AT&T. Supplier shall be solely responsible for all costs and expenses incurred by Supplier in connection with its obligations under this Section.

h.	Supplier shall contractually require all Subcontractors and agents who perform any part of the Services to comply with the applicable provisions of this Section.

14. Section 3.37, Warranty, shall be deleted and replaced as follows:

3.37 Warranty

a.	Supplier warrants (i) that Material furnished hereunder will be new; merchantable; free from defects in design, material and workmanship; fit and sufficient for the purposes intended by AT&T; free from all security interests, liens and encumbrances; (ii) that Supplier conveys good title to Material sold, and that transfer of title to AT&T is rightful title, and (iii) that Material furnished hereunder shall strictly conform to and perform in accordance with applicable Specifications, drawings, models and samples. In addition, if Material comes subject to one or more warranties provided by third party manufacturers or vendors to Supplier (“OEM warranties”), Supplier hereby assigns, and does assign such OEM warranties to AT&T to the full extent allowed by such OEM warranties.

b.	Supplier warrants that Services provided hereunder will be performed in a first-class, professional manner, in strict compliance with the Specifications, and with the care, skill and diligence, and in accordance with the applicable standards, currently recognized in Supplier’s profession or industry.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

c.	Supplier warrants that neither the Material nor the Services will infringe any patent, copyright, trademark, trade secret or other intellectual property right. The foregoing warranties are in addition to all other warranties, express, implied, or statutory. Moreover, as of the Effective Date, no third party claim has been alleged against Supplier that the Material or Services provided hereunder infringes upon such third party’s intellectual property rights.

d.	Supplier warrants that Supplier has all necessary skills, rights, financial resources, and authority to enter into this Agreement and related Orders, including the authority to provide or license the Material or Services if Supplier does not solely own all intellectual property rights in such Material or Services.

e.	Supplier warrants that no open source, freeware, shareware or similar software is included in any Material.

f.	If the Parties have identified a System on which Software will operate, Supplier warrants that Software will perform on and be compatible with such System and operate satisfactorily in the System environment specified in the applicable Order. “System” means the Hardware, operating system and application Software, interfaces, and databases that interact with such Software.

g.	Supplier warrants that all Material provided to AT&T hereunder shall be tested prior to Delivery to ensure that all Material is in strict compliance with the Specifications, and that Material will not contain Harmful Code or Vulnerabilities at any time. Testing will include complete regression and interaction testing and load, unit and integration testing when applicable.

h.	All warranties will survive inspection, Acceptance, payment and use. The warranty period for Material and Services shall be the longer of the warranty period stated in the Order, the Specifications, the applicable OEM’s warranty, or one (1) year. The warranty period in all cases shall commence upon Acceptance by AT&T.

i.	If at any time during the warranty period for Material or Services AT&T believes there is a breach of any warranty, AT&T will notify Supplier setting forth the nature of such claimed breach. At AT&T’s option, Supplier shall either (i) repair or replace the Material or reperform the Services so as to correct the breach of warranty at no cost to AT&T, (ii) accept the return of the Material and provide AT&T with a full refund for the defective Materials or Services; or (iii) credit AT&T with a mutually agreeable reduction in the Price of the defective Materials and Services. Supplier shall bear all transportation costs and risk of loss and damage in transit with respect to all Materials returned for repair, replacement, or refund, and with respect to all repaired or replacement Materials provided to AT&T, and all repaired and replacement Materials are warranted as provided in this Section. If AT&T elects to have Supplier repair or replace the Material or reperform the Services so as to correct the breach of warranty, and Supplier fails to do so, then, in addition to its other remedies under the law, this Agreement or an Order, AT&T may itself repair the Material or correct the Services, or engage a third party to do so, in either case at Supplier’s expense.

15. Section 3.38, Work Done by Others, shall be deleted and replaced as follows:

3.38 Work Done By Others

If any part of Supplier’s work is dependent upon work performed by others or subcontracted consistent with the terms herein, Supplier shall inspect and promptly report to AT&T any defect that renders such other work unsuitable for Supplier’s proper performance. Supplier’s silence shall

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

constitute approval of such other work as fit, proper and suitable for Supplier’s performance of its work. Any use of, including any changes to the use of, a Subcontractor must be approved by AT&T in writing before commencement of the work. Supplier shall provide to AT&T, upon request, information about the Subcontractor including the identity, location, and a complete description of the activities to be performed by such Subcontractor. Where a portion of the work is approved to be subcontracted, Supplier remains fully responsible for performance thereof and shall be responsible to AT&T for the acts and omissions of any Subcontractor. Nothing in this Agreement shall create any contractual obligation nor other liability of AT&T to any Subcontractor or its employees. Supplier agrees to bind every Subcontractor to terms consistent with the terms of this Agreement. AT&T agrees and approves wireless carriers and long distance carriers as subcontractors and Supplier shall not be responsible in any way for their actions or lack of action. However, Supplier is responsible to insure they are working with subcontractors to perform what they said they would do.

16. Section 3.39, Ethical Business Practice, shall be added to agreement as follows:

3.39 Ethical Business Practice

Supplier hereby represents and warrants that the employees, temporary workers, agents, consultants, partners, officers, directors, members or representatives of Supplier and its subcontractors, if any, performing Services or other activities under this Agreement (each and any of the foregoing individuals, for the purpose of this clause, a “Supplier Representative”) shall comply with the US Foreign Corrupt Practices Act and all applicable anticorruption laws. Supplier Representatives shall not directly or indirectly pay, offer, give, promise to pay or authorize the payment of, any portion of the compensation received in connection with this Agreement or any other monies or other things of value in connection with its performance to a Government Official, defined below, to obtain or retain business or secure any improper advantage nor shall it permit such actions by a third party in connection with this Agreement. Government Official means (i) an officer or employee of any government or any department, agency, or instrumentality thereof, including government-owned or government-controlled commercial entities; (ii) an officer or employee of a public international organization; (iii) any person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality or public international organization; (iv) any political party or official thereof; (v) any candidate for political office; or (vi) any other person, individual or entity at the suggestion, request or direction or for the benefit of any of the above-described persons or entities.

17. Section 3.40, Incidental Development, shall be added to agreement as follows:

3.40 Incidental Development

Unless the parties have reached a prior written agreement through the use of a Statement of Work, no development, enhancements, or modifications shall be performed or paid for under this Agreement. Other than through the use of a Statement of Work, any development, enhancement and modification activities shall be negotiated and performed under a separate written agreement between the Parties. In the event that any enhancements, modifications or development activities were to occur under this

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

Agreement or any Order, then Supplier hereby assigns to AT&T all right, title and interest in such enhancements, modifications or developments, and the Parties may negotiate a separate written agreement setting forth any other terms and conditions relating to such enhancements, modifications or developments.

18. Section 3.41, Labor Disputes, shall be added to agreement as follows:

3.41 Labor Disputes

a.	In the event of a labor dispute between AT&T and the union(s) representing AT&T’s employees, AT&T may exercise its right to modify the Scope of Work under the Order on immediate notice, including postponing, reducing, or terminating the services to be provided under the Order and due to be performed after the commencement of a labor dispute. AT&T acknowledges and agrees that the exercise of such right may result in a delay in the resumption of Services when requested by AT&T.

b.	The rights and obligations of the Parties under this Section are in addition to, and not a limitation of, their respective rights under the Sections entitled “Amendments and Waivers” and “Force Majeure.”

19. Section 3.42, Offshore Work Prohibited, shall be added to agreement as follows:

3.42 Offshore Work Prohibited

None of the Work under this Agreement shall be performed, and no Information related to this Agreement shall be collected, stored, handled or accessed at any location outside of the United States. Additionally, Supplier shall not allow any of the Work under this Agreement to be performed by a Subcontractor unless AT&T approves such Subcontractor pursuant to Section 3.4, Assignment and Delegation and the Supplier complies with the requirements of Section 3.38, Work Done by Others.

20. Section 3.43, Taxes, shall be added to agreement as follows:

3.43 Taxes

a.	Supplier shall invoice AT&T the amount of any federal excise taxes and state and local sales taxes imposed upon the sale of Material and provision of Services under this Agreement. All such taxes must be stated as separate items on a timely invoice listing the taxing jurisdiction imposing the tax. Installation, labor and other non-taxable charges must be separately stated. AT&T shall pay all applicable taxes to Supplier that are stated on and at the time the Material or Services invoice is submitted by Supplier. Supplier shall remit taxes to the appropriate taxing authorities. Supplier shall honor tax exemption certificates, and other appropriate documents, which AT&T may submit, pursuant to relevant tax provisions of the taxing jurisdiction providing the exemption.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

b.	Supplier shall pay any penalty, interest, additional tax, or other charge that may be levied or assessed as a result of the delay or failure of Supplier, for any reason, to pay any tax or file any return or information required by law, rule or regulation or by this Agreement to be paid or filed by Supplier.

c.	Upon AT&T’s request, the Parties shall consult with respect to the basis and rates upon which Supplier shall pay any taxes or fees for which AT&T is obligated to reimburse Supplier under this Agreement. If AT&T determines that in its opinion any such taxes or fees are not payable, or should be paid on a basis less than the full price or at rates less than the full tax rate, AT&T shall notify Supplier in writing of such determinations, Supplier shall make payment in accordance with such determinations, and AT&T shall be responsible for such determinations. If collection is sought by the taxing authority for a greater amount of taxes than that so determined by AT&T, Supplier shall promptly notify AT&T. If AT&T desires to contest such collection, AT&T shall promptly notify Supplier. Supplier shall cooperate with AT&T in contesting such determination, but AT&T shall be responsible and shall reimburse Supplier for any tax, interest, or penalty in excess of AT&T’s determination.

d.	If AT&T determines that in its opinion it has reimbursed Supplier for any taxes in excess of the amount that AT&T is obligated to reimburse Supplier, AT&T and Supplier shall consult to determine the appropriate method of recovery of such excess reimbursements. Supplier shall credit any excess reimbursements against tax reimbursements or other payments due from AT&T if and to the extent Supplier can make corresponding adjustments to its payments to the relevant tax authority. At AT&T’s request, Supplier shall timely file any claims for refund and any other documents required to recover any other excess reimbursements, and shall promptly remit to AT&T all such refunds and interest received.

e.	If any taxing authority advises Supplier that it intends to audit Supplier with respect to any taxes for which AT&T is obligated to reimburse Supplier under this Agreement, Supplier shall (i) promptly so notify AT&T, (ii) afford AT&T an opportunity to participate on an equal basis with Supplier in such audit with respect to such taxes and (iii) keep AT&T fully informed as to the progress of such audit. Each Party shall bear its own expenses with respect to any such audit, and the responsibility for any additional tax, interest or penalty resulting from such audit is to be determined in accordance with the applicable provisions of this Taxes Section. Supplier’s failure to comply with the notification requirements of this Taxes Section will relieve AT&T of its responsibility to reimburse Supplier for taxes only if Supplier’s failure materially prejudiced AT&T’s ability to contest imposition or assessment of those taxes.

f.	In addition to its rights under Subsections c., d., and e. above with respect to any tax or tax controversy covered by this Taxes Section, AT&T is entitled to contest, pursuant to applicable law and tariffs, and at its own expense, any tax previously invoiced that it is ultimately obligated to pay. AT&T is entitled to the benefit of any refund or recovery of amounts that it has previously paid resulting from such a contest. Supplier shall cooperate in any such contest, but AT&T shall pay all costs and expenses incurred in obtaining a refund or credit for AT&T.

g.	If either Party is audited by a taxing authority or other governmental entity in connection with taxes under this Taxes Section, the other Party shall reasonably cooperate with the Party being audited in order to respond to any audit inquiries in an appropriate and timely manner, so that the audit and any resulting controversy may be resolved expeditiously.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

h.	AT&T and Supplier shall reasonably cooperate with each other with respect to any tax planning to minimize taxes. The degree of cooperation contemplated by this section is to enable any resulting tax planning to be implemented and includes, but is not limited to: (i) Supplier’s installing and loading all of the Software licensed by AT&T, and retaining possession and ownership of all tangible personal property, (ii) Supplier installing, loading and/or transferring the Software at a location selected by AT&T, and (iii) Supplier Delivering all of the Software in electronic form. AT&T shall bear all reasonable external (paid to third parties), additional expenses incurred by Supplier to comply with the provisions of this subsection, but AT&T’s advance written consent is required whenever these expenses for any Software item or update are expected to exceed two thousand dollars ($2,000) or one percent (1%) of the cost of the item or update, whichever is less. Supplier’s cooperation is not an agreement with, or guarantee of, the taxability or non-taxability of the transaction.

4.0 Special Terms

21. Section 4.2, Background Checks, shall be deleted and replaced as follows:

4.2 Background Checks

a.	Supplier, with respect to the following requirements in this Section (collectively, “Background Checks”) and subject to any federal, state, or local laws, rules or regulations which may limit any Supplier action otherwise required by this section, (i) shall make all reasonable and legally permitted efforts, including checking the background, verifying the personal information and conducting a Drug Screen to determine and verify all information necessary to represent and warrant to AT&T that no Supplier employee, contractor or subcontractor and no employee or agent of any Supplier contractor or subcontractor (“Supplier Person”) who Supplier proposes to have perform any Service that permits physical, virtual or other access to AT&T ‘s or its customer’s premises, systems, networks, or Information (“Access”) at any time during the term of the Agreement., (a) has presented a positive Drug Screen, (b) has been convicted of any felony, or has been convicted of any misdemeanor involving violence, sexual misconduct, theft or computer crimes, fraud or financial crimes, drug distribution, or crimes involving unlawful possession or use of a dangerous weapon (“Conviction”) or (c) is identified on any government registry as a sex offender; and (ii) shall not permit any such Person presenting a positive Drug Screen, having a Conviction, or being a registered sex offender to perform any Service that permits such Access during the term of the Agreement, subject to any federal, state, or local restrictions on the consideration of criminal convictions in making employment decisions.

b.	Supplier shall comply with the obligations of subsections (b) and (c) above through the use of a third party service which shall perform a review of applicable records for those counties, states, and federal court districts in which a proposed Supplier Person has identified as having resided, worked, or attended school in the previous ten (10) years, unless a shorter period is required by any federal, state, or local law.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

c.	Supplier acknowledges and agrees that it is Supplier’s sole and exclusive responsibility to determine whether a Supplier Person with a Conviction should be denied Access during the term of the Agreement under the terms of this Agreement and in compliance with all federal, state, and local laws, unless an exception is granted by AT&T under paragraph e. of this Section.

d.	Supplier represents and warrants to AT&T that, to the best of its knowledge, no Supplier Person has (i) falsified any of his or her Identification Credentials, or (ii) failed to disclose any material information in the hiring process relevant to the performance of any Service. Supplier shall not permit any Supplier Person who has falsified such Identification Credentials or failed to disclose such information to perform any Service that permits Access.

e.	The following definitions apply:

1.	“Identification Credentials” includes, with respect to each Supplier Person, his or her Social Security number, driver’s license, educational credentials, employment history, home address, and citizenship indicia.

2.	“Drug Screen” means the testing for the use of illicit drugs (including opiates, cocaine, cannabinoids, amphetamines, and phencyclidine (PCP)) of any Supplier Person who (i) has unsupervised (or badged) physical Access to AT&T’s or its customer’s premises, or (ii) has regular or recurring supervised physical Access to AT&T’s or its customer’s premises for more than thirty (30) days in the aggregate annually.

f.	The failure of Supplier to comply with the requirements of this Section, and/or if any Person who fails such Background Check or who has falsified Identification Credentials does perform any Service that permits such Access, shall each be considered a material breach of this Agreement. Notwithstanding any of the foregoing, exceptions for individual Supplier Persons may be granted by AT&T on a case-by-case basis.

The terms and conditions of Agreement No. 20071210.103.C in all other respects remain unmodified and in full force and effect.

Original signature transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Amendment may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Amendment to Agreement No. 20071210.103.C to be executed, as of the date the last Party signs.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement 20071210.103.A.002

Single Touch Interactive, Inc.		AT&T Services, Inc.

By:	/s/ James Darcey	By:	/s/Anthony Cohen

Printed Name:	James Darcey	Printed Name:	Anthony Cohen

Title:	Sr. Vice President	Title:	Senior Contract Manager

Date:	10-18-10	Date:	October 25, 2010

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.